Exhibit 10.34.C

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of September 4, 2013 (the “Effective Date”), by and between John F. Lansing (“Executive”) and Scripps Networks Interactive, Inc. (the “Company”). The Company and Executive are sometimes collectively referred to herein as the Parties and individually as a Party.

WHEREAS, Executive has decided to voluntarily retire from the Company and its affiliates; and

WHEREAS, Executive and the Company have determined to provide for Executive’s separation from the Company and its affiliates on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Separation. Effective as of October 1, 2013 (the “Separation Date”), Executive’s employment and status as an officer with the Company and its affiliates (including, without limitation, as President, Scripps Networks) will terminate and Executive will cease to be an employee and officer of any and all of the foregoing. In addition, effective as of as the Separation Date, Executive hereby resigns from any and all directorships Executive may hold with the Company’s affiliates. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned on the Separation Date, regardless of when or whether he executes any such documentation. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

2. Accrued Benefits. The Company shall pay or provide to Executive the following payments and benefits:

(a) Salary and Vacation Pay. Within 15 calendar days after the Separation Date, or such earlier date required by law, the Company shall issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) his accrued but unused vacation pay through the Separation Date.

(b) Expense Reimbursements. The Company, within 30 calendar days after the Separation Date, shall reimburse Executive for any and all reasonable business expenses incurred by Executive in connection with the performance of his duties prior to the Separation Date, which expenses shall be submitted by Executive to the Company with supporting receipts and/or documentation no later than 15 calendar days after the Separation Date.

(c) Other Benefits. To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under the Company’s Pension Plan, Supplemental Executive Retirement Plan, 401K Savings Plan, and Executive Deferred Compensation Plan, in each case in accordance with the terms and normal procedures of each such plan and based on accrued and vested benefits through the Separation Date. Additionally, Executive shall be entitled to participate in the Company’s Retiree Health Plan pursuant to its terms, as amended from time-to-time, and shall retain his rights under COBRA.

3. Separation Benefits. In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the general release attached as Exhibit A to this Agreement (the “Release”) and as provided in Section 4 of this Agreement, and provided that Executive has fully complied with his obligations under the Release and those set forth in Sections 1, 5, 6, 7 and 8 of this Agreement, the Company shall pay or provide to Executive the following payments and benefits, which Executive acknowledges and agrees constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement:

(a) Employment Agreement. The Company shall pay or provide to Executive the payments and benefits contemplated by Section 10(d) of the employment agreement between Executive and the Company dated March 29, 2010, as amended on December 21, 2012 (the “Employment Agreement”) to which Executive would have been entitled upon an “orderly retirement” (as set forth on Exhibit B hereto and incorporated herein by reference) in each case upon the terms, and subject to the conditions, of the Employment Agreement and the Scripps Networks Interactive, Inc. Executive Severance Plan, and as the same shall have been modified on Exhibit B.

(b) Equity Awards. The outstanding and unvested equity awards under the applicable Company equity plans held by Executive as of the Separation Date that (i) are time-vested restricted share units shall immediately vest (in full and without pro-ration) as of the Separation Date, which vested units shall be paid within 20 calendar days after April 1, 2014; (ii) are performance-based restricted share units shall vest (in full and without pro-ration) as if Executive had remained employed for the entire applicable performance period (and any additional period of time necessary to be eligible to receive payout for that performance period), based on the extent to which the Company achieves the applicable performance goals for the entire performance period and without regard to any discretionary adjustments that have the effect of reducing the amount of the payout (other than discretionary adjustments applicable to all senior executives who did not terminate employment), which if earned based on actual performance results shall be payable after the end of the applicable performance period upon the terms, and subject to the conditions, of the applicable award agreement, and (iii) are stock options shall immediately vest (in full and without pro-ration) on the Separation Date. All vested stock options (including those that vest pursuant to the operation of the immediately preceding sentence) shall remain exercisable for the remainder of the stated eight-year term. The Parties acknowledge that, subject to any terms and conditions imposed by the Company, the minimum required tax withholding obligation related to the payout of each of the equity awards described in this Section 3(b) shall be satisfied via a net share withholding method authorized by the applicable equity plan.

(c) Consulting Agreement. The Company and Executive shall enter into a Consulting Services Agreement in the form attached as Exhibit C (the “Consulting Services Agreement”).

4. Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 3, within 21 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will not be entitled to any payment or benefit under Section 3 of this Agreement.

5. Employment Agreement. Executive acknowledges and agrees that he remains obligated to comply with the provisions of Sections 9 (Non-Competition, Confidential Information, Etc.) of the Employment Agreement, which provisions shall continue to apply, in accordance with their terms, on and after the Effective Date, notwithstanding any subsequent termination of Executive’s employment; provided, however, that notwithstanding the provisions of Section 9 of the Employment Agreement to the contrary (a) the Non-Compete Period, as defined therein, shall terminate on December 31, 2015; (b) for the portion of the Non-Compete Period commencing July 1, 2014 and ending December 31, 2015, the provisions of Section 9(a) (Non-Competition) shall be limited to prohibiting Executive from, directly or indirectly, engaging in or participating as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any business competitive with the Company in non-fiction lifestyle content for the food, home and/or travel categories, including, but not limited to, long form and short form video, photographs and print, provided however, that this limitation shall not apply to Executive’s employment or consulting with an entity whose non-fiction lifestyle content in the food, home and/or travel categories makes up 5% or less of its content, so long as Executive gives prior notice as set forth herein and does not provide services related to content in the food, home and/or travel categories; and (c) the provisions of Section 9(b) (Confidential Information) of the Employment Agreement shall continue to apply to “Confidential Information”, as that term is defined in the Employment Agreement, provided to, conceived, developed, contributed to, or made by Executive in connection with performing his duties under the Consulting Services Agreement during the Consulting Period. It is understood and agreed that the Non-Competition restriction in Section 9(a) of the Employment Agreement, as modified herein, shall not apply to (i) the project currently known as “The Refinery”, which Executive has previously disclosed to the Company, so long as any services provided by Executive to The Refinery do not relate to program development, production, distribution, exhibition, promotion, or other exploitation of content in the food, home and/or travel categories with competitors of the Company; ii) any entity in which the Company has an ownership interest; (iii) any entity in which the Company, after the Effective Date, acquires a majority ownership interest; and (iv) Executive’s investing as a less-than-one percent (1%) stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. Executive acknowledges that he hereby waives his right under Section 9(i) of the Employment Agreement to forego the benefits described in Section 3 above in exchange for a release of his obligations under Section 9 of the Employment Agreement. The Company shall indemnify and hold Executive harmless, and provide Executive coverage under a director’s and officer’s liability insurance policy, as provided in Section 14 of the Employment Agreement. Executive acknowledges that the payments and arrangements contained in this Agreement and the Consulting Services Agreement shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof. If Company believes that Executive is in violation of this Section 5, it shall provide him written notice of the alleged violation and give him 14 days to cure the alleged violation before it takes any further action to address the issue. If the Executive cures the alleged violation, as determined in the sole discretion of the Company, no further action shall be taken by the Company. If Executive fails to provide the notice required in this paragraph, the Company is not obligated to provide any right to cure.

6. Payment of Non-Business Expenses. Executive agrees to pay for any and all non-business charges on the Company’s charge card or otherwise for which he is personally responsible, within 30 calendar days after the Separation Date.

7. Return of Property. In connection with Executive’s role as a consultant following the Separation Date, during the “Consulting Period” (as defined in the Consulting Services Agreement), Executive may keep in his possession items of Company property that are identified by the Company as appropriate for such role, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, manuals, books, notebooks, financial statements, reports and other documents.

8. False Claims Representations. Executive acknowledges that he has disclosed to the Company in writing any information he has concerning any conduct involving the Company and its affiliates that he has any reason to believe may be unlawful, unethical or otherwise inappropriate, including conduct in violation of the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act. Executive certifies that to the best of his knowledge, information and belief, no member of management or any other employee (including himself) who has a significant role in the Company’s internal control over financial reporting has committed any fraud or engaged in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon any person or entity.

9. Miscellaneous.

(a) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Section 3 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A, (ii) the payments and benefits under this Agreement are intended to be treated as separate payments for purposes of Section 409A, and (iii) Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code. Notwithstanding any provision of this Agreement to the contrary, any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A shall be paid no earlier than (1) the date that is six months after the date of the Executive’s separation from service for any reason other than death, or (2) the date of the Executive’s death. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b) Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such Federal, state, local, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A of the Code), and neither the Company nor its affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c) Severability. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d) Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs, and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns. Except as provided in the next sentence, the Company may not assign this Agreement or delegate any of its obligations hereunder without the prior written consent of Executive. The Company, however, shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume this Agreement expressly in writing and to expressly agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(e) Final and Entire Agreement; Amendment. Except with respect to the provisions of the Employment Agreement expressly referenced herein, this Agreement (including Exhibit B), together with the Release and the Consulting Services Agreement, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Without limiting the generality of the foregoing, Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from the Company and its affiliates. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f) Governing Law; Jurisdiction. This Agreement and the Release shall be governed by and construed exclusively in accordance with the laws of the State of Tennessee. The Parties agree that any conflict of law rule that might require reference to the laws of some jurisdiction other than Tennessee shall be disregarded. Each Party hereby agrees for itself and its properties that the courts sitting in Knox County shall have sole and exclusive jurisdiction and venue over any matter arising out of or relating to this Agreement, or from the relationship of the parties, or from Executive’s employment with the Company, or from the termination of Executive’s employment with the Company, whether arising from contract, tort, statute, or otherwise, and hereby submits itself and its property to the venue and jurisdiction of such courts.

(g) Representation By Counsel. Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of his or its choice prior to the execution of this Agreement. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes. Moreover, the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company: Scripps Networks Interactive, Inc., 9721 Sherrill Boulevard, Knoxville, Tennessee 37932, Attn: Chief Legal Officer;

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(i) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

(j) Attorney’s Fees. In the event of any breach of this Agreement, the prevailing party (as determined by the Court) shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief that such party may be entitled, which reimbursement shall be made promptly (and within 30 calendar days) following a final, non-appealable judgment by a court of competent jurisdiction.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Kenneth W. Lowe
Its:	Chairman, President and Chief Executive Officer

EXECUTIVE

/s/ John F. Lansing
John F. Lansing

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is entered into by and between John F. Lansing (the “Executive”) and Scripps Networks Interactive, Inc. (the “Company”) as of the 3rd day of October, 2013.

1. Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of October 1, 2013.

2. Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 3 of the Separation Agreement between Executive and the Company dated as of September 4, 2013 (the “Separation Agreement”), upon the terms, and subject to the conditions, of the Separation Agreement. Executive agrees that he is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Sections 2 and 3 of the Separation Agreement and the Consulting Services Agreement attached as Exhibit C to the Separation Agreement (the “Consulting Services Agreement”).

3. No Liability. This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Claims Released by Executive. In consideration of the payments and benefits set forth in Section 3 of the Separation Agreement, Executive, on behalf of himself and his successors, assigns, heirs, executors, and administrators, hereby releases and forever discharges the Company and its parents, affiliates, associated entities, representatives, successors and assigns, and their officers, directors, shareholders, agents and employees (“Releasees”) from all liability, claims and demands, actions and causes of action, damages, costs, payments and expenses of every kind, nature or description arising out of his employment relationship with the Company or the ending of his employment. These claims, demands, actions or causes of action include, but are not limited to, actions sounding in contract, tort, discrimination of any kind, and causes of action or claims arising under federal, state, or local laws, including, but not limited to, claims under federal, state or local laws, including claims for attorneys’ fees. Executive further agrees that Executive will neither seek nor accept any further benefit or consideration from any source whatsoever in respect to any claims which Executive has asserted or could have asserted against the Company. Executive represents to his knowledge neither Executive nor any person or entity acting on Executive’s behalf or with Executive’s authority has asserted with any federal, state, or local judicial or administrative body any claim of any kind based on or arising out of any aspect of Executive’s employment with the Company or the ending of that employment.

Without limiting the foregoing paragraph, Executive represents that he understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Releasees as of the date he signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date he signs this Release, he may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and he voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein shall release the Company from (i) any obligation under the Separation Agreement, including without limitation Sections 2 and 3 of the Separation Agreement; (ii) any obligation under the Consulting Services Agreement; and (iii) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.

5. Bar. Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 3 of the Separation Agreement.

6. FMLA and FLSA Rights Honored. Executive acknowledges that he has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which he believes he is entitled under the Company’s policy and the Family and Medical Leave Act of 1993, as amended. Executive further acknowledges that he has received all of the monetary compensation, including hourly wages, salary and/or overtime compensation, to which he believes he is entitled under the Fair Labor Standards Act, as amended.

7. Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel before entering into this Release. Executive acknowledges that he was given a period of 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21 day period, he does so knowingly and voluntarily and only after consulting his attorney. Executive acknowledges and agrees that the promises made by the Company hereunder represent substantial value over and above that to which Executive would otherwise be entitled.

8. Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 9(h) of the Separation Agreement, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Agreement, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 3 of the Separation Agreement.

9. Miscellaneous. This Release, together with the Separation Agreement and the Consulting Services Agreement, represents the final and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company to carry out the provisions of this Release.

10. Counterparts. This Release may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Kenneth W. Lowe
Its:	Chairman, President and Chief Executive Officer

EXECUTIVE

[SIGN AFTER SEPARATION DATE]

/s/ John F. Lansing
John F. Lansing

EXHIBIT B

SEPARATION PAYMENTS AND BENEFITS

§10(d)	Description of Payment/Benefit	Payment Terms
(i), (iii)	Severance payment	2.5 times the sum of Base Salary and target Annual Incentive (as defined and set forth in the Employment Agreement), plus Base Salary from the Separation Date through December 31, 2013. Paid in a single lump sum within 20 calendar days after April 1, 2014.*

(ii)	Annual incentive	The annual incentive that would have been payable to Executive under the annual incentive plan for the 2013 fiscal year (without pro-ration, notwithstanding anything contained in the Employment Agreement to the contrary), based on actual performance during the entire fiscal year. Paid in a single lump sum at the same time that payments are made to other participants in the annual incentive plan.

(iv)	Vesting of restricted share units	See Section 3(b) of the Agreement

(v)	Health insurance	18 times the monthly medical and dental premiums based on the level of coverage in effect for you on the Separation Date, and grossed-up for applicable taxes. Paid in a single lump sum within 20 calendar days after April 1, 2014.*

(vi)	Life insurance	Continued life insurance coverage at no cost to Executive through December 31, 2013. The Company shall take all steps reasonably necessary to continue Company-provided basic life insurance coverage applicable on December 31, 2013 through June 30, 2016 (and if the policy cannot be continued in its then-current form, the Company shall exercise any required conversion features to continue the policy), at no direct or indirect (e.g. taxes or withholding) cost to Executive.

	Financial planning	$15,000 to cover the approximate cost of financial planning services for a period of one year after the Separation Date. Paid in a single lump sum within 20 calendar days after April 1, 2014.*

*	The payment shall accrue interest from the Separation Date through (and including) April 1, 2014 at an interest rate of 0.28%. Any interest calculation that would result in a payment that includes a fraction of less than one cent shall be rounded to the nearest whole cent.

EXHIBIT C

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is made and entered into as of January 1, 2014 (the “Effective Date”), by and between John F. Lansing (“Consultant”) and Scripps Networks Interactive, Inc. (the “Company”). The Company and Consultant are sometimes collectively referred to herein as the Parties and individually as a Party.

WHEREAS, Consultant is a highly experienced executive and a former President, Scripps Networks at the Company, with unique knowledge and expertise concerning the assets, business strategy and management of the Company;

WHEREAS, the Company and Consultant have entered into that certain Separation Agreement, dated as of September 4, 2013 (the “Separation Agreement”), pursuant to which Consultant voluntarily retired from the Company and its affiliates as of October 1, 2013; and

WHEREAS, the Company and Consultant desire that Consultant provide the Company with certain consulting services relating to the Company’s business and operations.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1. Engagement. Subject to and conditioned upon Consultant’s compliance with his obligations under Sections 1, 4, 5, 6, 7 and 8 of the Separation Agreement, the Company hereby engages Consultant, and Consultant agrees to provide certain consulting services to the Company, in accordance with the terms, and subject to the conditions, of this Agreement.

2. Consulting Period. During the period commencing on the Effective Date and ending on December 31, 2015, or such earlier date on which Consultant’s consulting relationship with the Company is terminated as provided herein (the “Consulting Period”), Consultant shall, at the Company’s request, provide consulting services to the Company and its affiliates as set forth in Section 3 below (the “Consulting Services”). It is expressly understood that upon expiration or termination of the Consulting Period, the consulting relationship between the Parties shall come to an end unless otherwise provided by the Parties in writing. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

3. Services To Be Provided. During the Consulting Period, Consultant agrees to serve the Company in such capacity or capacities (and to perform such duties) as may be specified from time-to-time by the Company’s Chief Executive Officer or Board of Directors. In particular, Consultant agrees that, to the extent reasonably requested by the Company’s Chief Executive Officer or Board of Directors, he shall conscientiously and in good faith make efforts to facilitate the successful transition of the individual who succeeds Consultant at the Company. In connection therewith, Consultant shall make himself available (by telephone or otherwise) at reasonable times during normal business hours and on reasonable notice to consult with the Company’s Chief Executive Officer and Board of Directors; provided, however, that the Consulting Services rendered by Consultant during the Consulting Period shall not exceed 32 hours each calendar month, on average. In addition, Consultant shall make himself available to travel within the United States (and internationally but only if Consultant consents to such travel) in connection with his services hereunder if reasonably requested by the Company’s Chief Executive Officer or Board of Directors and any travel expenses associated therewith shall be reimbursed to the extent provided by Section 6.

4. Non-Exclusive Relationship. The Consulting Services being provided by Consultant are on a non-exclusive basis, and Consultant shall be entitled to perform or engage in any activity not inconsistent with this Agreement or otherwise prohibited by Section 11 of this Agreement. Moreover, the Company shall be permitted to engage any other individual or firm as an investment banker, broker, consultant or other professional advisor during the Consulting Period.

Consultant has disclosed to the Company that he has an offer of full-time employment to become the President and CEO of the Cable & Telecommunications Association for Marketing (“CTAM”) and that, if he accepts this offer, his employment with CTAM could begin prior to the Effective Date of this Agreement. Company agrees that Consultant’s employment with CTAM is not competitive with the Company and will not violate Section 11, Restrictive Covenants, or any other Section of this Agreement. Consultant represents and warrants that he would have no contractual limitation on his ability to provide consulting services to the Company pursuant to this Agreement during his employment with CTAM.

5. Compensation. The Company shall pay Consultant the following compensation for the Consulting Services provided hereunder:

(a) Consulting Fee. During the Consulting Period, the Company shall pay Consultant a monthly retainer of $20,833.33 (with the amount being $20,833.34 on every other third month during the Consulting Period to account for rounding) for Consulting Services to be performed by Consultant (the “Consulting Fee”). The Company shall pay Consultant the Consulting Fee for such services promptly, but in no event later than 15 calendar days following the last day of the month with respect to which such services are performed.

(b) Tax Obligations. Consultant shall be responsible for the payment of all taxes, interest and penalties owed on all amounts paid to Consultant by the Company hereunder (including any taxes, interest and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Consultant harmless from any or all of such taxes, interest or penalties.

6. Reimbursable Costs. The Company shall reimburse Consultant in accordance with general policies and practices of the Company for actual and reasonable expenses incurred in performing the Consulting Services during the Consulting Period, payable within 30 calendar days of receipt of an invoice; provided that the invoice is provided to the Company no later than two months after the expense was incurred.

7. Duties of the Company. The Company shall (a) grant Consultant access to records, files, office space, employees and consultants as reasonably required for Consultant to perform the Consulting Services contemplated herein; (b) provide Consultant with computer equipment, software, internet access, and communication devices reasonably required for Consultant to perform the Consulting Services contemplated herein; and (c) pay to Consultant the amounts due to Consultant within the time periods specified herein.

8. Duties of Consultant. Subject to Section 3 and Section 11 of this Agreement, Consultant shall (a) dedicate such time commitment to the Consulting Services as is reasonably necessary to perform such Consulting Services; (b) comply with all applicable federal, state and municipal laws and regulations required to enable Consultant to render to the Company the Consulting Services called for herein; and (c) upon termination of the Consulting Period, return to the Company all Company property in Consultant’s possession, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, manuals, books, notebooks, financial statements, and reports.

9. Retention of Authority. Throughout the Consulting Period, the Company shall retain all authority and control over the business, policies, operations and assets of the Company and its affiliates. Consultant shall not knowingly violate any rules or policies of the Company applicable to Consultant or violate any applicable law in connection with the performance of the Consulting Services. The Company does not, by virtue of the Agreement, delegate to Consultant any of the powers, duties or responsibilities vested in the Company or its affiliates by law or under the organizational documents of the Company or its affiliates. Consultant shall have no authority to enter into contracts or agreements on behalf of the Company or its affiliates during or after the Consulting Period.

10. Independent Consultant Status. In performing the Consulting Services herein, the Company and Consultant agree that Consultant shall at all times be acting solely as an independent contractor and not as an employee of the Company. The Parties acknowledge that Consultant was, prior to the Consulting Period, an employee of the Company, serving as President, Scripps Networks at the Company, but that such employment relationship has terminated prior to the effectiveness of this Agreement. The Company and Consultant agree that Consultant will not be an employee of the Company or its affiliates during the Consulting Period in any matter under any circumstances or for any purposes whatsoever, and that Consultant and not the Company shall have the authority to direct and control Consultant’s performance of his activities hereunder. The Company shall not pay, on the account of Consultant or any principal, employee or contractor of Consultant, any unemployment tax or other taxes, required under the law to be paid with respect to employees; nor shall the Company withhold any federal, state, local or other taxes from the Consulting Fee (other than as required by applicable law, as reasonably determined by the Company, with respect to that portion, if any, that is considered severance or other wages for tax purposes); nor shall the Company provide Consultant, in his capacity as such, or any principal, employee or contractor of Consultant with any benefits, including pension, retirement, or any kind of insurance benefits, including workers compensation insurance. Consultant and the Company hereby agree and acknowledge that this Agreement does not impose any obligation on the Company to offer employment to Consultant at any time. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the Company and Consultant, nor to authorize either Party to act as general or special agent of the other Party in any respect.

11. Restrictive Covenants. Consultant acknowledges and agrees that he remains obligated to comply with the provisions of Sections 9 (Non-Competition, Confidential Information, Etc.) of the Employment Agreement, which provisions shall continue to apply, in accordance with their terms; provided, however, that notwithstanding the provisions of Section 9 of the Employment Agreement to the contrary (a) the Non-Compete Period, as defined therein, shall terminate on December 31, 2015; (b) for the portion of the Non-Compete Period commencing July 1, 2014 and ending December 31, 2015, the provisions of Section 9(a) (Non-Competition) shall be limited to prohibiting Consultant from, directly or indirectly, engaging in or participating as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any business competitive with the Company in non-fiction lifestyle content for the food, home and/or travel categories, including, but not limited to, long form and short form video, photographs and print, provided however, that this limitation shall not apply to Consultant’s employment or consulting with an entity whose non-fiction lifestyle content in the food, home and/or travel categories makes up 5% or less of its content, so long as Consultant gives prior notice as set forth herein and does not provide services related to content in the food, home and/or travel categories; and (c) the provisions of Section 9(b) (Confidential Information) of the Employment Agreement shall continue to apply to “Confidential Information”, as that term is defined in the Employment Agreement, provided to, conceived, developed contributed to, or made by Consultant in connection with performing his duties under the Agreement during the Consulting Period. It is understood and agreed that the Non-Competition restriction in Section 9(a) of the Employment Agreement, as modified herein, shall not apply to (i) the project currently known as “The Refinery”, which Consultant has previously disclosed to the Company, so long as any services provided by Consultant to The Refinery do not relate to program production, distribution, exhibition, promotion, or other exploitation of content in the food, travel and/or home categories with competitors of the Company; (ii) any entity in which the Company has an ownership interest; (iii) any entity in which the Company, after the Effective Date, acquires a majority interest; and (iv) Consultant’s investing as a less-than-one percent (1%) stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. To enable the Company to monitor Consultant’s compliance with the obligations imposed by this Section 11, Consultant agrees to inform the Company in writing, upon the Effective Date, of the identity of any new consulting arrangement he may enter into and of any new employer, including a description of the services to be provided or Consultant’s new job title. Thereafter, Consultant shall inform the Company, in writing, any time Consultant changes the nature of such services or employment or obtains another consulting engagement or new employment during the Consulting Period 30 calendar days, or as soon as practicable, prior to such change or commencement of a new engagement or new employment. Following receipt of such notice, if Company believes that Consultant is in violation of this Section 11 it shall provide him written notice of the alleged violation and give him 14 days to cure the alleged violation before it takes any further action to address the issue. If the Consultant cures the alleged violation, as determined in the sole discretion of the Company, no further action shall be taken by the Company. If Consultant fails to provide the notice required in this paragraph, the Company is not obligated to provide any right to cure.

12. Termination. Either Party may terminate this Agreement without cause (as defined below) and Consultant’s services hereunder at any time and for any reason prior to the end of the Consulting Period by providing at least 30 calendar days prior written notice to the other Party in accordance with Section 13(h) below. In the event of such termination, Company shall pay Consultant all earned but unpaid Consulting Fees through the date of termination, and Company shall continue to pay Consultant the monthly Consulting Fees through December 31, 2015, in accordance with the payment schedule set forth in Section 5(a) hereof. For purposes of this Section 12, “Cause” shall mean (i) Consultant’s conviction of a felony or an act of fraud or dishonesty resulting in material injury to business or reputation of the Company or its affiliates; or (ii) Consultant’s material breach of any of his obligations under this Agreement (including without limitation, Section 11 hereof), the Separation Agreement or the Release (as defined in the Separation Agreement).

13. Miscellaneous.

(a) Final and Entire Agreement; Amendment. Except with respect to the provisions of the Employment Agreement expressly referenced herein, this Agreement, together with the Separation Agreement (including Exhibit B) and the release attached thereto, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Consultant has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(b) Amendments. No provision of this Agreement may be amended, modified or waived except by a written instrument signed by each of the Parties hereto (or, in the case of a waiver, by the Party against whom enforcement of the waiver is sought).

(c) Successors. This Agreement is personal to Consultant and without the prior written consent of the Company shall not be assignable by Consultant other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Consultant’s surviving spouse, heirs, and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns. Except as provided in the next sentence, the Company may not assign this Agreement or delegate any of its obligations hereunder without the prior written consent of Consultant. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of the Company’s business and/or assets to assume this Agreement expressly in writing and to expressly agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(d) Choice of Law; Jurisdiction. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Tennessee. The Parties agree that any conflict of law rule that might require reference to the laws of some jurisdiction other than Tennessee shall be disregarded. Each Party hereby agrees for itself and its properties that the courts sitting in Knox County shall have sole and exclusive jurisdiction and venue over any matter arising out of or relating to this Agreement, or from the relationship of the parties, or from Consultant’s employment with the Company, or from the termination of Consultant’s employment with the Company, whether arising from contract, tort, statute, or otherwise, and hereby submits itself and its property to the venue and jurisdiction of such courts.

(e) Effect of Waivers and Consents. No waiver of any default or breach by any Party hereto shall be implied from any omission by a Party to take any action on account of such default or breach if such default or breach persists or is repeated and no express waiver shall affect any default or breach other than the default or breach specified in the express waiver, and that only for the time and to the extent therein stated. One or more waivers of any covenant, term or condition of this Agreement by a Party shall not be construed to be a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by any Party shall not be deemed to waive or render unnecessary the consent to or approval of said Party of any subsequent or similar acts by a Party.

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

(g) Severability. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Consultant: at Consultant’s most recent address on the records of the Company;

If to the Company: Scripps Networks Interactive, Inc., 9721 Sherrill Boulevard, Knoxville, Tennessee 37932, Attn: Chief Legal Officer;

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(i) Representation By Counsel. Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of his or its choice prior to the execution of this Agreement. Without limiting the generality of the foregoing, Consultant acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes. Moreover, the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(j) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the

Company shall, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. The Parties acknowledge and agree that (i) the payments in Section 5(a) of this Agreement are intended to be treated as separate payments for purposes of Section 409A, and (ii) the Company intends to require Consultant to, and Consultant intends to, perform services during the Consulting Period at a level equal to or less than 20% of the average level of service Consultant previously performed for the Company during the 36-month period immediately preceding the Effective Date.

(k) Attorney’s Fees. In the event of any breach of this Agreement, the prevailing party (as determined by the court), shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief that such party may be entitled, which reimbursement shall be made promptly (and within 30 calendar days) following a final, non-appealable judgment by a court of competent jurisdiction.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Kenneth W. Lowe
Its:	Chairman, President and Chief Executive Officer

CONSULTANT

/s/ John F. Lansing John F. Lansing